EXHIBIT 4.4

SUBSCRIPTION AGREEMENT

FEBRUARY 2010

NEWMAN INVESTMENTS LIMITED

LENTUO INTERNATIONAL INC.

LENTUO HK LIMITED

BEIJING AN HUI WAN XING TECHNOLOGY CO., LTD.

BEIJING LENTUO ELECTRON MECHANICAL GROUP CO., LTD.

MODERN CYBER INTERNATIONAL LIMITED

GUO HETONG

Schedule A	Shareholding of the Company prior to the Closing
Exhibit A	Shareholders Agreement
Exhibit B	Side Letter
Exhibit C	Draft Legal Opinion
Exhibit D	Contractual Arrangements
Exhibit E	Senior Management

LENTUO INTERNATIONAL INC.

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (the “Agreement”) is dated    February 2010, by and among:

(1)                                 LENTUO INTERNATIONAL INC., a limited liability company incorporated under the laws of the Cayman Islands (the “Company”);

(2)                                 LENTUO HK LIMITED  , a limited liability company incorporated under the laws of Hong Kong (“Lentuo HK”);

(3)                                 BEIJING AN HUI WAN XING TECHNOLOGY CO., LTD. , a wholly foreign-owned enterprise established by the Company under the laws of the People’s Republic of China (the “WFOE”);

(4)                                 BEIJING LENTUO ELECTRON MECHANICAL GROUP CO., LTD. , a limited liability company incorporated under the laws of the PRC (“PRC Holding Company”);

(5)                                 MODERN CYBER INTERNATIONAL LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands (“MCIL”);

(6)                                 GUO HETONG , PRC residents holding PRC Identity Card bearing number 132902195910305977; (the “Founder”);

(7)                                 , a limited liability company incorporated under the laws of the PRC ;

(8)                                 , a limited liability company incorporated under the laws of the PRC ;

(9)                                 , a limited liability company incorporated under the laws of the PRC ;

(10)                          , a limited liability company incorporated under the laws of the PRC ;

(11)                          , a limited liability company incorporated under the laws of the PRC ;

(12)                          , a limited liability company incorporated under the laws of the PRC ;

(13)                          , a limited liability company incorporated under the laws of the PRC collectively, the “PRC Operating Companies”, and each a “PRC Operating Company”); and

(14)                          NEWMAN INVESTMENTS LIMITED, a limited liability company incorporated under the laws of Samoa (the “Investor”) (the foregoing parties, collectively the “Parties”, and each a “Party”).

RECITALS

A.             is a limited liability company formed under the laws of the PRC with a registered capital of RMB20,000,000.   is currently engaged in the sale and maintenance of automobiles and other related services in the PRC.

B.             is a limited liability company formed under the laws of the PRC with a registered capital of RMB10,000,000.   is currently engaged in the sale and maintenance of automobiles and other related services in the PRC.

C.             is a limited liability company formed under the laws of the PRC with a registered capital of RMB10,000,000.   is currently engaged in the sale and maintenance of automobiles and other related services in the PRC.

D.             is a limited liability company formed under the laws of the PRC with a registered capital of RMB10,000,000.   is currently engaged in the sale and maintenance of automobiles and other related services in the PRC.

E.             is a limited liability company formed under the laws of the PRC with a registered capital of RMB10,000,000.   is currently engaged in the sale and maintenance of automobiles and other related services in the PRC.

F.              is a limited liability company formed under the laws of the PRC with a registered capital of RMB10,000,000.   is currently engaged in automobile maintenance business and other related services in the PRC.

G.             is a limited liability company formed under the laws of the PRC with a registered capital of RMB10,000,000.   is currently engaged in automobile leasing business and other related services in the PRC.

H.            The PRC Holding Company is a limited liability company formed under the laws of the PRC with a registered capital of RMB60,000,000.  The PRC Holding Company owns beneficially and of record one hundred percent (100%) of the equity capital of each of the PRC Operating Companies.  The Founder owns beneficially and of record seventy five percent (75%) of the equity capital of the PRC Holding Company.    The Founder manages the business on behalf of the Group (“Business”).

I.             Pursuant to a non-binding term sheet, dated as of 26 January 2010, which sets forth certain terms and conditions relating to an investment in the Company (the “Pre-IPO Financing”), the Investor proposed to subscribe certain Shares of the Company.

J.             By this Agreement, the Parties desire to set forth the terms of the Pre-IPO Financing.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.             Definitions.  For purposes of this Agreement the following terms have the following meanings:

“Affiliate” means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of the Investor, shall include any Person who holds Shares as a nominee for the Investor, and (c) for the purpose of Section 7.2(c)(i) only, in respect of the Investor, shall also include (i) any shareholder of the Investor, (ii) any entity or individual which has a direct and indirect interest in the Investor; (iii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by the Investor or its fund manager, (iv) the relatives of any individual referred to in (ii) above, and (v) any trust Controlled by or held for the benefit of such individuals.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Auditors” means Ernst & Young, auditors to the Group.

“Balance Sheet Date” means 31 December 2009.

“Big Four Accounting Firms” means Deloitte Touche & Tohmatsu, Ernst & Young, KPMG and PricewaterhouseCoopers.

“Board” means the board of Directors of the Company.

“Business” shall have the meaning set forth in the recitals.

“Business Day” means any day, excluding Saturdays and Sundays, on which banks in Hong Kong are open for business during their normal business hours.

“Closing” has the meaning set forth in Section 2.2 of this Agreement.

“Control” with respect to any third Person shall be deemed to exist in favor of any Person (a) when such Person holds at least twenty percent (20%) of the outstanding voting securities of such third Person and no other Persons owns a greater number of outstanding voting securities of such third Person or, (b) when such Person has the right, power of ability to direct the management and policies of such third Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, or (c) over other members of such Person’s immediate family.  Immediate family members include, without limitation, a Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Directors” means the directors of the Company, and “Director” means any one of them.

“Disclosure Letter” means the letter from the Group to the Investor executed and delivered immediately before the Closing.

“Encumbrance” means any liens, security interest, pledges, claims, restrictions, equities, charges and encumbrances of any nature whatsoever.

“Existing Shareholders” means Modern Cyber International Limited, Gaeatec International Limited, Violet Gold International Limited, Hoverex International Limited, Rich Sonic International Limited and Roll Wheel International Limited.

“Financial Statements” means the unaudited consolidated balance sheets and profit and loss accounts of the Group for the fiscal year ended 31 December 2009, and any notes thereto.

“Group” or “Group Companies” means Lentuo HK, the PRC Holding Company, the PRC Operating Companies, the Company and the WFOE, and their respective Subsidiaries from time to time, and “Group Company” means any one of them.

“Intellectual Property Rights” means any and all worldwide, international, PRC, or foreign patents, all patent rights and all applications therefor and all reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, inventions (whether patentable or not), discoveries, improvements, concepts, innovations, industrial models, registered and unregistered copyrights, copyright registrations and applications, author’s rights, works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), URLs, web sites, web pages and any part thereof, technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary date, proprietary processes, proprietary rights, technology, engineering, discoveries, formulae, algorithms, operational procedures, trade names, trade dress, trademarks, domain names, service marks, mask works, and registrations and applications therefor, the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common law rights;

 “Internal Rate of Return” means the annualized rate of return (compounded annually on the basis of a 360-day year) such that the present value of all cash flows received in respect of the Investor’s investment in the Shares (including, without limitation, dividends and distributions paid or payable thereon on or before the relevant date), on the date that the transaction for which the Internal Rate of Return is being calculated is to be consummated, equals the present value of all cash flows invested.

“Knowledge” means best knowledge after making all due and careful inquiries and investigation and refers to the knowledge of the directors and executive officers (at or above the level of vice president or general manager) of an entity to which knowledge is attributed.

“Material Adverse Event” means, with respect to any member of the Group Companies, any change, event, or effect that is materially adverse to the business, operations, assets, liabilities, financial condition, or results of operations or prospects of that Person.

“Person” means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental authority or other entity of any kind or nature.

“PRC” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the Islands of Taiwan.

“PRC Counsel” means PRC counsel to the Group Companies acceptable to the Investor.

“PRC GAAP” means generally accepted accounting principles in the PRC applied on a consistent basis.

“Qualified IPO” means the closing of the Company’s first firm commitment, underwritten public offering of Shares approved unanimously by the Board in connection with which Shares (or the shares of a company of which the Company is a wholly owned subsidiary established for the purpose of listing (the “Listco”)) is listed and becomes publicly traded on an internationally recognized securities exchange acceptable to the Investor or the NASDAQ National Market or the issue or transfer of shares in a company whose shares are listed on an internationally recognized stock exchange acceptable to the Investor or on NASDAQ National Market for which shares approval for listing and trading has been duly obtained and which shares are issued or transferred in consideration of the acquisition of the Shares of the Company or the shares of the Listco, provided, however, that: (X) such listing shall have a valuation of the Listco of not less than US$300 million (calculated by multiplying the offering price per share with the total number of Shares issued by the Company or the Listco immediately after the listing); (Y) such number of shares offered shall not be lower than the minimum public float requirement prescribed in the listing rules of the securities exchange where listing is sought; and (Z) the shares held by the Investor shall not be subject to any lock-up other than (i) regulatory lock-up as may be required by the securities exchange where listing is sought; and (ii) shortest lock-up period proposed by the underwriters solely for the purpose of marketing the offering of the Shares.

“Senior Management” means the senior management personnel of the Group whose names are set out in the Exhibit E.

“Shares” means the ordinary shares, par value US$1.00 per share, of the Company.

“Shareholders’ Agreement” means the Shareholders’ Agreement in substantially the form attached as Exhibit A to this Agreement.

“Subsidiary” means, with respect to any Person that is not an individual, any corporation, partnership, or other entity, Controlled by such Person.

“Taxes” or “Taxation” means and includes all forms of tax, levy, duty, charge, fee, deduction or withholding of any nature imposed, levied, collected withheld or assessed by any governmental authority or other taxing or similar authority in any part of the world and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof.

“Transaction Documents” means this Agreement and the Shareholders’ Agreement.

“Warrantors” means the Founder, MCIL, Lentuo HK, the PRC Holding Company, the PRC Operating Companies, the Company and the WFOE.

“2009 Audited Financial Statements” means the consolidated financial statements for the PRC Holding Company’s fiscal year ended 31 December 2009 prepared in accordance with PRC GAAP applied on a consistent basis and audited by one of the Big Four Accounting Firms.

“2009 Net Income” means the consolidated after-tax net income of the PRC Holding Company for the Company’s fiscal year ended 31 December 2009, plus reasonable expenses incurred by the Company in connection with the preparation of the Qualified IPO in 2009, such amount shall not exceed RMB5,000,000; provided that (1) the 2009 Net Income shall not include the cumulative effect of any change or changes in accounting principle; and (2) the 2009 Net Income shall not include any extraordinary or non-recurring earnings obtained or losses incurred by any PRC Holding Companies.

“2010 Audited Financial Statements” means the consolidated financial statements for the Company’s fiscal year ending 31 December 2010 prepared in accordance with PRC GAAP applied on a consistent basis and audited by one of the Big Four Accounting Firms.

“2010 Net Income” means the consolidated after-tax net income of the Company for the Company’s fiscal year ending 31 December 2010, plus reasonable expenses approved by the Investor incurred by the Company in connection with the preparation of the Qualified IPO in 2010; provided that (1) the 2010 Net Income shall not include the cumulative effect of any change or changes in accounting principle; and (2) the 2010 Net Income shall not include any extraordinary or non-recurring earnings obtained or losses incurred by any Group Companies.

2.             Subscription of Shares.

2.1          Subject to the teams and conditions of this Agreement:

Subscription of Shares.  The Parties agree that the Investor would invest based on a post money valuation of seven (7) times of the 2009 Net Income.  The Company agrees to allot and issue to the Investor, and the Investor agrees to subscribe, at a consideration of US$18,000,000 (“Subscription Price”) for such number of Shares representing a percentage equals to, (X) US$18,000,000, divided by, the product of 7 and the 2009 Net Income ((X) = US$18,000,000/the 2009 Net Income x 7) (“Subscription Shares”), in the entire issued share capital of the Company as enlarged by the subscription.

2.2          Closing.  Completion of the subscription by the Investor of the Subscription Shares set forth in Section 2.1 (the “Closing”) shall take place at the office of Herbert Smith LLP, 28th Floor, Office Tower, Beijing Yintai Centre, 2 Jianguomenwai Avenue, Chaoyang District, Beijing, PRC 100022, on the later of (i) the fifth (5th) Business Day following satisfaction or waiver (if applicable) of the conditions in Sections 8 and 9, or (ii) such other place and time as the Company and the Investor agree; provided that the Closing shall occur on or before the 60 days from the date hereof.

2.3          At the Closing (except as indicated below), subject to satisfaction or waiver of the conditions set forth in Sections 8 and 9 and the performance by each other party of its obligations hereunder:

(a)           The Company shall deliver to the Investor, in addition to any other document or item the delivery of which is made an express closing condition pursuant to Section 8, (i) a certificate or certificates representing the Subscription Shares subscribed by the Investor hereunder, and (ii) a counterpart or counterparts of the Shareholders’ Agreement duly executed by all parties other than the Investor, (iii) deliver to the Investor any other documents or items any Warrantor is contemplated hereunder to deliver to the Investor at or prior to the Closing; (iv) issue to the Investor its respective Subscription Shares and enter the name of the Investor, as the case may be, in the register of shareholders of the Company as the holder of the Subscription Shares, and deliver to the Investor a copy of such updated register of shareholders certified to be true by the Chairman, Chief Executive Officer or President of the Company; and (v) at the Closing, enter the names of such person as the Investor nominates for appointment as director of the Company pursuant to Section 3 of the Shareholders’ Agreement in the register of directors as a director, and deliver to the Investor as soon as practicable after the Closing a copy of such updated register of directors certified to be true by the Chairman, Chief Executive Officer or President of the Company.

(b)           The Investor shall deliver to the Company (i) a counterpart of the Shareholders’ Agreement executed by the Investor, and (ii) the aggregate amount of the Subscription Price (after deducting and giving credit for the partial payment of the Subscription Price made under Section 3), in immediately available funds by wire transfer to the bank account designated by the Company pursuant to Section 2.4.

2.4          Payment Terms.  Payment of the Subscription Price shall be made by wire transfer to a bank account in the name of the Company in Hong Kong. The Company shall notify the Investor in writing of the bank with which such account is opened, and the account number of such account, at least three (3) Business Days prior to the Closing.

2.5          Calculation of 2009 and 2010 Net Income.  As soon as practicable and in any event within one hundred and eighty (180) days after the end of the PRC Holding Company’s fiscal year ended 31 December 2009 and within one hundred and eighty (180) days after the end of the Company’s fiscal year ending 31 December 2010, the PRC Holding Company and the Company shall complete the 2009 Audited Financial Statements and 2010 Audited Financial Statements, respectively.  The PRC Holding Company and the Company shall, on the same date of such completion, have the Auditors calculate the 2009 Net Income or the 2010 Net Income, respectively, based on the 2009 Audited Financial Statements or the 2010 Audited Financial Statements, respectively

2.6          Adjustment Based on 2010 Net Income.   If the 2010 Net Income is lower than the RMB160,000,000, MCIL shall, and the Founder shall procure MCIL to transfer to the Investor free of charge a number of Shares such that the shareholding of the Investor will equal to (x) the shareholding of the Investor immediately after the Closing, multiplied by (y) a ratio, the numerator of which is equal to RMB160,000,000, and the denominator of which is the 2010 Net Income.

2.7          Procedure of Adjustment.  The adjustments set forth in Section 2.6 shall be made within five (5) Business Days of the day on which the 2010 Net Income, is calculated pursuant to Section 2.5.  On each date on which the adjustments are to be made, MCIL shall, and the Founder shall procure MCIL to, subject to the execution and delivery of the relevant instrument of transfer by the Investor, cause the Company to (a) deliver to the Investor a copy of the updated register of members of the Company dated such date and duly certified by a duly authorized director of the Company evidencing such Investor’s ownership of the Shares transferred to the Investor pursuant to Section 2.6, respectively, such Shares shall be free and clear of any Encumbrance, duly authorized, validly issued, fully paid and non-assessable.

3.             Deposit.

3.1          Within three (3) Business Days after the date of execution of this Agreement, the Investor shall pay to the Company a deposit in an amount of US$14,000,000 by electronic transfer to the bank account of the Company notified to the Investor.

3.2          At the Closing, the amount of US$14,000,000 of the deposit shall be deemed as partial payment of the Subscription Price for the Subscription Shares pursuant to Section 2.1 above.

3.3          If the conditions set out in Sections 8 and 9 are not fulfilled on or before the Long Stop Date (as defined in Section 10), the amount of US$14,000,000 shall be repaid by the Company to the Investor on the earlier of, (A) the Business Day next following the Long Stop Date; or (B) the Business Day next following the date on which this Agreement is terminated.

4.             Representations and Warranties of the Warrantors to the Investor. As of the date hereof, each of the Warrtors jointly and severally represents and warrants to the Investor as follows:

4.1          The Company’s Corporate Organization and Authority.  The Company:

(a)           is an exempt company duly organized, validly existing, authorized to exercise all its corporate powers, rights, and privileges, and in good standing under the laws of the Cayman Islands;

(b)           has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now conducted; and has complied with its constitutional or organizational documents in all respects, and none of the activities, agreements, commitments, obligations or rights of the Company is ultra vires, unauthorized or in violation of such constitutional or organizational documents or any applicable laws;

(c)           has made available to the Investor a copy of its minute books.  Such copy is true, correct, and complete and contains all amendments and all minutes of meetings and actions taken by the shareholders and directors of the Company since the time of incorporation through the date of this Agreement and reflects all transactions referred to in such minutes accurately;

(d)           has properly kept all books, records and registers required to be kept by it under any applicable laws, and the copies of the constitutional or organizational documents of the Company supplied to the Investor are true, accurate and up-to-date;

(e)           has filed or delivered all returns, particulars, resolutions and other documents required to be filed with or delivered to any governmental authority in respect of the Company; and

(f)            has not given any powers of attorney in force, and there are no outstanding authorities (express or implied) by which any Person may enter into any contract or commitment to do anything outside the ordinary course of business on its behalf.

4.2          Lentuo HK’s Corporate Organization and Authority.  As of Closing, Lentuo HK:

(a)           is a company duly incorporated, validly existing, authorized to exercise all its corporate powers, rights, and privileges, and in good standing under the laws of Hong Kong;

(b)           has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now conducted; and has complied with its constitutional or organizational documents in all respects, and none of the activities, agreements, commitments, obligations or rights of Lentuo HK is ultra vires, unauthorized or in violation of such constitutional or organizational documents or any applicable laws;

(c)           has made available to the Investor a copy of its minute books.  Such copy is true, correct, and complete and contains all amendments and all minutes of meetings and actions taken by the shareholders and directors of Lentuo HK since the time of incorporation through the date of this Agreement and reflects all transactions referred to in such minutes accurately;

(d)           has properly kept all books, records and registers required to be kept by it under any applicable laws, and the copies of the constitutional or organizational documents of Lentuo HK supplied to the Investor are true, accurate and up-to-date;

(e)           has filed or delivered all returns, particulars, resolutions and other documents required to be filed with or delivered to any governmental authority in respect of Lentuo HK;

(f)            has not given any powers of attorney in force, and there are no outstanding authorities (express or implied) by which any Person may enter into any contract or commitment to do anything outside the ordinary course of business on its behalf; and

(g)           has enter into valid and enforceable contractual arrangements as agreed between certain Parties to this Agreement, details of which are set out in Exhibit D to this Agreement.

4.3          The WFOE’s Corporate Organization and Authority.  As of Closing, the WFOE:

(a)           is a wholly foreign-owned entity duly organized, validly existing, authorized to exercise all its corporate powers, rights, and privileges, and in good standing under the laws of the PRC;

(b)           is duly approved by the relevant PRC governmental authorities and has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now conducted; has complied with its constitutional or organizational documents in all respects, and none of the activities, agreements, commitments, obligations or rights of the WFOE is ultra vires, unauthorized or in violation of such constitutional or organizational documents or any applicable laws;

(c)           has made available to the Investor or its counsel a copy of its minute books.  Such copy is true, correct, and complete and contains all amendments and all minutes of meetings and actions taken by the shareholders and directors of the WFOE since the time of incorporation through the date of this Agreement and reflects all transactions referred to in such minutes accurately;

(d)           has been duly approved by the relevant authorities in the PRC as a wholly foreign-owned entity held by the Company, and enjoys the preferential treatment and benefits (including but not limited to the preferential tax treatment) available generally to wholly foreign-owned entities under applicable PRC laws;

(e)           has properly kept all books, records and registers required to be kept by it under any applicable laws, and the copies of the constitutional or organizational documents of the WFOE supplied to the Investor are true, accurate and up-to-date;

(f)            has filed or delivered all returns, particulars, resolutions and other documents required to be filed with or delivered to any governmental authority in respect of the WFOE;

(g)           has not given any powers of attorney in force, and there are no outstanding authorities (express or implied) by which any Person may enter into any contract or commitment to do anything outside the ordinary course of business on its behalf; and

(h)           has enter into valid and enforceable contractual arrangements as agreed between certain Parties to this Agreement, details of which are set out in Exhibit D to this Agreement.

4.4          PRC Operating Companies’ Corporate Organization and Authority.  Each of the PRC Operating Company:

(a)           is a limited liability company duly organized, validly existing, authorized to exercise all its corporate powers, rights and privileges, and in good standing under the laws of PRC;

(b)           has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now conducted; has complied with its constitutional or organizational documents in all respects, and none of its activities, agreements, commitments, obligations or rights is ultra vires, unauthorized or in violation of such constitutional or organizational documents or any applicable laws;

(c)           has made available to the Investor a copy of its minute books.  Such copy is true, correct, and complete and contains all amendments and all minutes of meetings and actions taken by its shareholders and directors since the time of incorporation through the date of this Agreement and reflects all transactions referred to in such minutes accurately;

(d)           has properly kept all books, records and registers required to be kept by it under any applicable laws, and the copies of its constitutional or organizational documents supplied to the Investor are true, accurate and up-to-date;

(e)           has filed or delivered all returns, particulars, resolutions and other documents required to be filed with or delivered to any governmental authority;

(f)            has not given any powers of attorney in force, and there are no outstanding authorities (express or implied) by which any Person may enter into any contract or commitment to do anything outside the ordinary course of business on its behalf; and

(g)           has enter into valid and enforceable contractual arrangements as agreed between certain Parties to this Agreement, details of which are set out in Exhibit D to this Agreement.

4.5          Share Capital

(a)           Capital Stock.  Immediately prior to the Closing, the authorized capital of the Company consists of 50,000 Shares, of which 100 Shares have been duly and validly issued, and are fully paid.

(b)           Other Securities.  Immediately prior to the Closing and save as contemplated by this Agreement or in the Shareholders’ Agreement, there will be no outstanding rights of first refusal, preemptive rights, or other rights, warrants, options, conversion privileges, subscriptions, or other rights, agreements or securities, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel the Company to issue, repurchase or redeem any equity securities of the Company.

(c)           Share capital immediately before the Closing.  An accurate and complete list of the Company’s shareholders and their respective holdings of the Company’s capital stock is set forth in Schedule A.

4.6          Share capital of Lentuo HK

(a)           Capital Stock.  The authorized capital of Lentuo HK consists of 10,000 shares, of which 1 share has been duly and validly issued, and is fully paid, all of which is held by the Company.

4.7          Share capital of the WFOE.

(a)           Registered Capital.  The registered capital of the WFOE is RMB100,000.  The Company through Lentuo HK hold one hundred percent (100%) of the equity interest in the WFOE.  Any unfunded balance of the registered capital will be funded by the Company in accordance with the terms of the WFOE’s articles of association.  Such capitalization of the WFOE and the ownership of the WFOE by the Company have been approved by all relevant PRC authorities, which approvals are in full force and effect and have not lapsed or been revoked.

(b)           Other Securities.  There are no outstanding rights of first refusal, preemptive rights, or other rights, warrants, options, conversion privileges, subscriptions, or other rights, agreements or securities, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel the WFOE to increase or decrease the WFOE’s registered capital.

4.8          Capitalization of the PRC Operating Companies.

The registered capital of each of the PRC Operating Companies is set out in the Recitals.  The PRC Holding Company holds beneficially and of record one hundred percent (100%) of the equity interest in each of the PRC Operating Companies.  There are no outstanding rights of first refusal, preemptive rights or other rights, warrants, options, conversion privileges, subscriptions, or other agreements or securities, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel each of the PRC Operating Companies to increase or decrease its registered capital or to issue, repurchase or redeem any of such registered capital or its issued capital.

4.9          Founder.

The Founder has obtained all approvals and registration and has complied with necessary filing requirements associated with the Founder’ overseas investment and round trip investments back into China as required under PRC law, in particular, the “Notice of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange

Administration for Domestic Residents to Engage in Financing and in Return Investment via Overseas Special Purpose Companies” prior to Closing.

4.10        Financial Statements.

(a)           General.

(i)            The Financial Statements have been prepared in accordance with the requirements of the relevant statutes and on a consistent basis in accordance with PRC GAAP.

(ii)           No change in the policies of accounting have been made in preparing the accounts of the Group Companies for each of the previous financial periods of the Group Companies ended on the Balance Sheet Date, except as stated in the audited balance sheets and profit and loss accounts for such period.

(iii)          The Financial Statements show a true view of the assets, liabilities, capital commitments and the state of affairs of the Group Companies as at the Balance Sheet Date and of the profits and losses of the Group Companies for the period concerned.

(b)           Provision for liabilities, etc.  Full disclosure of bad and doubtful debts and all liabilities, actual, contingent or otherwise and of all financial commitments in existence at the Balance Sheet Date have been made in the Financial Statements.

(c)           Extraordinary/exceptional items.  The results shown by the Financial Statements on the Balance Sheet Date have not (save as therein disclosed) been affected by an extraordinary or exceptional or non-recurring item or by any other circumstances rendering the profits or losses for the period covered by the Financial Statements unusually high or low.

(d)           Provision for Taxation.  The Financial Statements reserve or provide in full for all Taxation for which the Group Company was at the Balance Sheet Date liable, and whether or not the Group Company has or may have any right of reimbursement against any other Person, the Financial Statements have provided for in full for any contingent or deferred liability to Taxation.

(e)           Acquisition of assets.  None of the Group Companies’ assets has been acquired for any consideration in excess of its net realizable value at the date of such acquisition or otherwise than by way of a bargain at arm’s length.

(f)            Depreciation.  The rates of depreciation adopted in the Financial Statement were sufficient for each fixed asset of the Group Company to be written down to nil by the end of its useful life.

(g)           Books and Financial Records.  All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of each Group Company have been fully properly and accurately kept and completed; there are no inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and trading position of each such Company and of its plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors, creditors and work-in-progress.

4.11        Changes Since Balance Sheet Date.

(a)           General Changes.  Since the Balance Sheet Date:

(i)            the business of the Group Companies has been carried on in the ordinary course and so as to maintain the same as a going concern; and

(ii)           there has been no adverse change in the financial position or trading prospects of the Group Companies.

(b)           Specific Changes.  Since the Balance Sheet Date:

(i)            no Group Company has disposed of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which would be deemed to have been received for tax purposes;

(ii)           no Group Company has assumed or incurred any liabilities (actual or contingent) or expenditure otherwise than in the ordinary course of carrying on its business or entered into any transaction which is not in its ordinary course of business;

(iii)          none of the amounts secured by the mortgages, charges, liens or Encumbrance disclosed in the Financial Statements has been increased beyond the amount shown in the Financial Statements and no mortgage, charge, lien or Encumbrance has been created since the Balance Sheet Date other than in the ordinary course of business;

(iv)          no business of any of the Group Companies has been adversely affected by the loss of any important contract or customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and the Warrantors are not aware of any facts which are likely to give rise to any such effects;

(v)           no dividends, bonuses or distributions have been declared, paid or made;

(vi)          no payment has been made by any of the Group Companies which will not be deductible for Tax purposes either in computing the profits of the relevant Group Company or in computing the Tax chargeable on the Group (except for those disclosed in the Financial Statements);

(vii)         no Group Company has changed its financial year end;

(viii)        save for resolutions copies of which have been delivered to the Investor prior to the date hereof or which are required to be passed by any Group Company prior to Closing in order to satisfy the conditions set out in Section 8, no board or shareholders’ resolutions of any of the Group Companies have been passed;

(ix)          there has not been any waiver or compromise granted by any Group Company of a valuable right or of a material debt owing to it; and

(x)           there has been no change to any material contract or agreement which any Group Company or any of its assets is bound by or subject to.

4.12        Taxation.

(a)           General.

(i)            The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid taxes of the Group Companies, whether or not assessed or disputed as of the date of each such balance sheet.  Each Group Company has duly and punctually paid all Taxation which it has become liable to pay and is under no liability to pay any penalty, interest, surcharge or fine in connection with any Taxation and has complied in all respects with all legislation relating to Taxation applicable to it.

(ii)           Each Group Company has made all such returns and notifications, provided all such information, documents and particulars and maintained all such records in relation to Taxation as are required to be made or provided or maintained by it and none of such returns, notifications, information, documents or particulars is disputed by the relevant governmental authority concerned.

(iii)          A return has been submitted in respect of each Group Company’s liability to Tax under the relevant applicable laws for each year of assessment up to and including the last year of assessment ending before the date hereof.

(iv)          To the Knowledge of the Warrantors, each Group Company is not and does not expect to be involved in any dispute in relation to Taxation and there is no relevant governmental authority concerned which has investigated or indicated that it intends to investigate the Tax affairs of any Group Company.

(b)           Duties, etc.  All duties, charges, imposts or fees payable in respect of any assets (including trading stock) imported, exported or owned by the Group Company have been paid in full.

(c)           Annual Payments and Interest.  No Group Company is under any obligation to make at any time any payments of interest or any annual payments for which no relief will be received, whether as a deduction or charge on income.

(d)           Deductions and Withholdings.  Each Group Company has made all deductions in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

(e)           Overseas Elements.  The Group Companies only have trade, business or other activities in the PRC and do not have any overseas operating subsidiary or associated or related company (as such terms are used in relation to Tax in any foreign country) other than in the PRC.

(f)            Secondary Liability.  No event, transaction, act or omission has occurred which could result in the Group Company becoming liable to pay or to bear any Taxation which is primarily or directly chargeable against or attributable to any person other than the Group Company.

4.13        Changes In Net Assets.  Since the Balance Sheet Date and at all times up to the date of Closing, no material changes have occurred in the assets and liabilities (whether actual or contingent) shown in the Financial Statements and there has been no material reduction in the value of the net tangible assets of the Group Companies on the basis of the valuations adopted in the Financial Statements.

4.14        Assets

(a)           Title and Condition.

(i)            The assets included in the Financial Statements or acquired since the Balance Sheet Date (other than trading stock subsequently disposed of in the ordinary course of business or trading stock acquired subject to retention or reservation of title by the supplier or manufacturer thereof) and all assets used by the Group Companies:

(A)                               are legally and beneficially owned by the Group or one of the Group Companies free from all Encumbrances;

(B)                               are not the subject of any agreement for lease, hire, hire purchase or sale on deferred terms;

(C)                               are in the possession or under the control of the Group Companies; and

(D)                               are situated in the PRC.

(ii)           The assets owned, possessed or used by the Group comprise all the assets required to enable the Group to carry on its business in the ordinary course.

(iii)          The asset registers of each Group Company comprise a complete and accurate record of all the plant, machinery, equipment or vehicles and other assets owned or possessed or used by each Group Company.

(iv)          All assets owned or used by each Group Company are in good repair, condition and working order, have been regularly and properly maintained and none is dangerous, inefficient, out-of-date, unsuitable or in need of renewal or replacement.

(v)           Maintenance contracts are in full force and effect in respect of all assets of each Group Company which is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which each Group Company is obliged to maintain or repair under any leasing or similar agreement and all such assets have been regularly maintained to a good technical standard, and in accordance with safety regulations required or prudent to be observed in relation thereto and in accordance with the terms and conditions of any applicable leasing or similar agreement.

(b)           Hire Purchase and Leased Assets etc.  No Group Company has acquired any assets under hire, a hire purchase or credit sale agreement other than in the ordinary course of business.

(c)           Book Debts.

Save as disclosed in the Financial Statements, no debt has been released by any Group Company on terms that the debtor paid less than the book value of his debt and no debt owing to any such Group Company has been deferred, subordinated or written off or has proved to any extent to be irrecoverable.

4.15        Corporate Power.

(a)           Each Group Company has all requisite legal and corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations under the terms of the Transaction Documents to which it is a party.

(b)           The Company has all requisite legal and corporate power and authority to execute and deliver the Transaction Documents and, at the Closing, to allot and issue the Subscription Shares to the Investor and to carry out and perform its obligations under the terms of the Transaction Documents.

4.16        Authorization.

All corporate action on the part of each Group Company and its shareholders necessary for the authorization, execution, delivery, and performance of all obligations under the Transaction Documents to which it is a party, and, at the Closing for the authorization, issuance, and delivery of the Subscription Shares has been taken.  The Transaction Documents constitute legally binding and valid obligations of the Group Company enforceable in accordance with their respective terms.

4.17        Validity of the Subscription Shares. The Subscription Shares, when issued, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully-paid and will be free of any preemption or similar rights, liens or encumbrances.

4.18        Changes in Condition.  Except as specifically contemplated by this Agreement since the Balance Sheet Date: (a) no Group Company has entered into any transaction except in its ordinary course of business: (b) there has been no Material Adverse Event with respect to any Group Company: (c) no Group Company has incurred any tax liability except in the ordinary course of business; (d) there has been no resignation or termination of employment of any member among the Senior Management of any Group Company, and there is no impending resignation or termination of employment of any member among the Senior Management of any Group Company that, if consummated, would constitute a Material Adverse Event; (e) there has been no labor dispute involving any Group Company or any of its respective employees and none is pending or threatened that could result in a Material Adverse Event; (f) there has been no waiver by any Group Company of a valuable right or debt owing to such member which would constitute a Material Adverse Event, (g) there has not been any satisfaction or discharge of any lien, claim, or encumbrance, or any payment of any obligation by any Group Company, except in the ordinary course of business and (h) there has been no change to a contract or arrangement by which or to which any Group Company or any of its assets or properties is bound or subject.

4.19        Litigation.  There is no action, proceeding, or investigation against any Group Company, pending or threatened, or any basis therefore to the Knowledge of the Warrantors, including action, proceeding or investigation, that questions the validity of the Transaction Documents, the right of any Group Company to consummate the transactions contemplated by the Transaction Documents, or that would result, either individually or in the aggregate, in any

Material Adverse Event.  There is no judgment, decree, or order of any court in effect against any Group Company, and none of the Group Company is in default with respect to any order of any governmental authority to which it is a party or by which it is bound.  There is no action, suit, proceeding, or investigation by any Group Company currently pending or which any Group Company presently intends to initiate.

4.20        Title to Properties; Liens and Encumbrances.  Each Group Company has good and marketable title to all its properties and assets, both real and personal, including without limitation all properties and assets set forth on the Financial Statements, and has good title to all its leasehold interests, in each case not being subject to any mortgage, pledge, lien, security interest, conditional sales agreement, encumbrance, or charge.  With respect to the properties and assets leased by each of the PRC Operating Companies, each of the PRC Operating Companies is in compliance with such leases which are in full force and effect.  Each of the PRC Operating Companies owns or leases all properties and assets necessary to conduct its business and operations as presently conducted and proposed to be conducted.

4.21        Intellectual Property Rights.

(a)           The Group Companies have independently developed and own or possess sufficient legal rights to all Intellectual Property Rights (including registrations and applications to register or renew such rights), and licences of any of the foregoing necessary for its business as now conducted and as proposed to be conducted (collectively, the “Group Intellectual Property”), without any infringement of the rights of others.  There are no outstanding options, licences or agreements of any kind relating to the Group Intellectual Property, nor is any Group Company bound by or are parties to any options, licences or agreements of any kind with respect to the Group Intellectual Property of any other person or entity except, in either case, for standard end-user agreements with respect to “off-the-shelf computer software that is generally commercially available.  Each Group Company is in compliance with all material terms of any licences by which it uses any Group Intellectual Property, and each such licence is in full force and effect.  Each licensor thereof is in compliance with all material terms of the respective licences.  No Group Company is aware of the existence of any fact or circumstance that would give the licensor thereof grounds under the terms of such licence to cancel, terminate or suspend such licence.  There is no expectation by any Group Company that any licences material to the operation of the Group Companies will not be renewed in the ordinary course of business on terms that are commercially reasonable.  No Group Company has received any communications alleging that it has violated or, by conducting its businesses as presently conducted or proposed to be conducted, would violate any of the Intellectual Property Rights of any other person or entity.  To the Knowledge of the Warrantors, no employee of any Group Company is obligated under any contract (including licences, covenants or commitments of any nature) or other agreement, or is subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Group Companies, or that would conflict with the Group Companies’ business as presently conducted or proposed to be conducted.  To the Knowledge of the Warrantors, it is not necessary for any Group Company to utilize any Intellectual Property Rights of any employees of the Group made prior to employment by the Group, except for Intellectual Property Rights that have been assigned to such Group Company.

(b)           None of the Group Companies, MCIL or the Founder has entered into any agreement to indemnify any other person against any charge of infringement or misappropriation of any Group Intellectual Property.

(c)           Each Group Company has taken all necessary action to protect and preserve (i) the validity and enforceability of trade and service marks and associated goodwill included in the Group Intellectual Property; (ii) the enforceability of copyrights and the confidentiality, validity and enforceability of pending patent applications included in the Group Intellectual Property; (iii) the validity and enforceability of patents included in the Group Intellectual Property; and (iv) the confidentiality and enforceability of trade secrets and the confidentiality of other proprietary information included in the Group Intellectual Property.

(d)           No trade secret or confidential information constituting Group Intellectual Property has been used, divulged or appropriated for the benefit of any person other than the Company or the WFOE or otherwise to the detriment of the Group Companies, except pursuant to appropriate non-disclosure agreements.  None of the Founder, current employees or consultants of the Group Companies has used any trade secrets or other confidential information of any other Person in the course of work for the Group Companies, except with the legally valid consent of such Person.

(e)           No Group Company has any written agreements or, to the Knowledge of the Warrantors, any oral agreements with current or former employees or consultants with respect to the ownership of Group Intellectual Property, including inventions, trade secrets or other works created by them as a result of which any such employee or consultant may have exclusive or non-exclusive rights to any portion or part of the Group Intellectual Property created by such individual.

(f)            To the Knowledge of the Warrantors, none of the Founder, member of the Senior Management, technical employees employed by any Group Company, current or former officer, employee or consultant of the Group Companies are in violation of any term of any written employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenants relating to the right of the Founder, such member of the Senior Management, officer, employee, consultant or person to be employed or engaged by the Group Companies, or relating to the use of trade secrets or proprietary information of others, and no former employer of any such person has any rights in respect of the Group Intellectual Property.

(g)           The Group does not use any processes nor is it engaged in any activities which involve the misuse of any know-how, lists of customers or suppliers, trade secrets, technical processes or other confidential information (“IP Confidential Information”) belonging to any third party.  To the Knowledge of the Warrantors, there has been no actual or alleged misuse by any person of any IP Confidential Information.  To the Knowledge of the Warrantors, none of the Founder and current or former officers, employees or consultants of the Group have disclosed to any person any IP Confidential Information except where such disclosure was properly made in the normal course of the Group Companies’ business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such IP Confidential Information and is restrained from further discussing it or using it other than for the purposes for which it was disclosed by the Group Companies.

(h)           No royalty, honorarium, fees or other payments are payable by a Group Company to any third party by reason of the ownership, possession, sale , marketing, use or other exploitations of any Group Intellectual Property.

4.22        Contracts.

(a)           Validity of Contracts.

(i)            No Group Company is in breach of or has Knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which the Group Company is a party, nor has it received notice of any intention to terminate any such agreement or repudiate or disclaim any other transaction.

(ii)           To the Knowledge of the Warrantors, no party with whom the Group Company has entered into any agreement or arrangement is in default thereunder being a default which would have a material and adverse effect on the financial or trading position or prospects of the Group Company and there are no circumstances likely to give rise to any such default.

(iii)          No Group Company is a party to any contract which, by reason of the subscription of the Subscription Shares or any provision of this Agreement and/or the Transaction Agreements, gives any other contracting party the right to terminate the contract or create or increase any obligation on the Group Company (whether to make payment or otherwise) to any person.

(b)           Material Contracts.  No Group Company has material or long term contract or commitment binding upon it including but not limited to:

(i)            any contract entered into otherwise than in the ordinary course of business;

(ii)           any agreement or arrangement otherwise than by way of bargain at arm’s length;

(iii)          any sale or purchase option or similar contract or arrangement affecting any assets owned or used by the Group Company or by which the Group Company is bound;

(iv)          any contract which cannot readily be fulfilled or performed by the Group Company on time or without undue or unusual expenditure of money or effort;

(v)           any agreement whereby the Group Company is, or has agreed to become, a member of any joint venture, consortium or partnership or other unincorporated association;

(vi)          any agreement whereby the Group Company is, or has agreed to become, a party to any distributorship or agency agreement;

(vii)         any agreement with a customer which constitutes thirty-five percent (35%) or more of the annual sales of the Group Company on an annual basis; and

(viii)        any agreement with a supplier which constitutes thirty-five percent (35%) or more of the total supply of that Group Company on an annual basis.

(c)           Restrictive Agreements.  There are no agreements in force restricting the freedom of any Group Company to provide and take goods and services or to manage its own business affairs by such means and from and to such persons as it may from time to time think fit.

(d)           Guarantee etc. in respect of goods or services.  Save for any condition or warranty implied by law or contained in its standard terms of business or otherwise given in the ordinary course of business, no Group Company has given any guarantee, condition or warranty or made any representation in respect of goods (including trading stock) or services supplied or contracted to be supplied by it or nor has it accepted any obligation that could give rise to any liability after any such goods or services has been supplied by it

(e)           Agreement with Shareholders, Other than this Agreement, the Company has not entered into any agreement with, or given any undertaking or assurance to, any of the Existing Shareholders or their Affiliates, which may prejudice the rights of the Investor or contravene with the terms and conditions set out in this Agreement and the Shareholders’ Agreement.

(f)            Restriction on Transfer of Equity Interests by the Company.  Other than as required by this Agreement, there are no agreements binding on the Company which prohibit or restrict the sale, disposal or transfer of any equity securities (or any interests therein) owned by the Company.

4.23        Compliance with Other Agreements.  None of the Group Companies is in violation of any term or provision of its Memorandum or Articles of Association or equivalent constitutive documents as in effect as of the Closing.  None of the Group Companies is in violation of any term or provision of any indebtedness, mortgage, indenture, contract, agreement, judgment or any decree, order, statute, rule, or regulation applicable to that person.  Neither the execution nor delivery of the Transaction Documents nor the conduct or carrying on of the Group Companies’ business as presently conducted or proposed to be conducted, will conflict with or result in a breach of or violate the terms of or constitute a default under, with or without the passage of time or the giving of notice or otherwise:

(a)           any provision of the Memorandum or Articles of Association or equivalent constitutive documents of any Group Company as in effect at the Closing;

(b)           any provision of any decree or order to which any Group Company is a party or by which it is bound;

(c)           any contract, obligation, commitment, covenant or instrument to which a Group Company or, to the Founder’s Knowledge, any employee of any Group Company, is a party or by which it is bound; or

(d)           any statute, rule, or governmental regulation applicable to any Group Company.

4.24        Employee Relations and Compensation Plans.

(a)           General.

(i)            The employment of the personnel of the Group is in compliance with the relevant labor laws of the PRC.

(ii)           The basis of the remuneration payable to the directors or employees of any Group Company is the same or lower than that in force at the

Balance Sheet Date and the Company is under no obligation nor has it made any provision to alter such basis.

(iii)          There are no amounts owing to any present or former directors or employees of any Group Company other than remuneration accrued due or for reimbursement of business expenses.

(iv)          There is no agreement or understanding (contractual or otherwise) between any Group Company and any employee or ex-employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of this employment or previous employment (as the case may be).

(b)           Payments on termination.  Save to the extent (if any) to which provision or allowance has been made in the Financial Statements:

(i)            No liability has been incurred by any Group Company for breach of any contract of service or for services, for payments under any applicable laws or for any other liability accruing from the termination of any contract of employment or for services; and

(ii)           No Group Company has made or agreed to make any payment or provided or agreed to provide any benefit to any present or former director or employee or any dependant of any such former director or employee in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

(c)           Compliance with relevant legislation, etc.  Each Group Company has in relation to each of its employees (and, so far as relevant, to each of its former employees):

(i)            complied with all obligations imposed on it by, and all orders and awards made under, all statutes, regulations, codes of conduct and practice, collective agreements, customs and practices relevant to the relations between it and its employees or any trade union or the conditions of service of its employees; and

(ii)           maintained current, adequate and suitable records regarding the service of each of its employees.

(d)           Proprietary Information and Inventions Agreements.  Each former and current employee, officer and consultant of each Group Company has executed a form of agreement which provides that all Intellectual Property Rights which arise during the course of their employment or engagement by the Group Company shall belong to such Group Company.

(e)           Trade Union.  No Group Company:

(i)            has any agreement or other arrangement (binding or otherwise) with any trade union or other body representing its employees or any of them nor does it recognize any trade union or other body representing its employees or any of them for negotiating purposes; or

(ii)           is involved in any industrial or trade disputes or any dispute or negotiation regarding a claim of material importance with any trade union or association of trade unions or organization or body of employees and there are no circumstances likely to give rise to any such dispute.

(f)            Incentive Schemes.  No Group Company has in existence nor is it proposing to introduce any share incentive scheme, share option scheme or profit sharing bonus or other such incentive scheme for all or any of its directors or employees.

4.25        Transactions with Affiliates.  (i) No director or member of the Senior Management of any Group Company, no spouse, parent, sibling or children of any such director or member of the Senior Management of the Company, and no entity Controlled by any of the foregoing, has any agreement, understanding, proposed transaction with, indebtedness owing to, commitments to make loans or to extend or guarantee credit from any Group Company other than in the ordinary course of business; (ii) the sum of the value of all agreements, understandings, proposed transactions with, indebtedness owing to, commitments to make loans or to extend or guarantee credit by all members of the Company Group with respect to any director or member of the Senior Management of Group Company, the spouse, parents, siblings and children of such director or member of the Senior Management, and any entity in which such director, member of the Senior Management or such relatives thereof have a direct or indirect ownership interest of not less than 0.1%, do not exceed US$1,000; and (iii) no director or member of the Senior Management of any Group Company, no spouse, parent, sibling or children of any such director or member of the Senior Management, and no entity Controlled by any of the foregoing, has any direct or indirect ownership interest in any Affiliate of any Group Company or in any firm or corporation that competes with any Group Company.

4.26        Governmental and Third Party Consents.

(a)           As of Closing, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental authority on the part of any Group Company will be required in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated in the Transaction Documents which has not already been secured or effected prior to the Closing.

(b)           No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, local, or provincial governmental authority on the part of any Group Company is required in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated in the Transaction Documents.

4.27        Permits.  Each Group Company has all franchises, permits, licences, certificates and any similar governmental authority necessary for the conduct of its business as now being conducted (the “Licences”), and the Group can obtain, without undue burden or expense, all Licenses for the conduct of its business.  The Licences are in full force and effect.  None of the Group Companies is in default in any respect under any of its Licences and has not received any notice relating to the suspension, revocation or modification of any such Licences.

4.28        Full Disclosure.  Each of the Warrantors has provided the Investor with (a) all the information that the Investor has reasonably requested for deciding whether to subscribe the Subscription Shares, and (b) all information necessary to enable the Investor to make a fully informed decision as to whether or not to subscribe the Subscription Shares, all such information being accurate and complete in all material respects and not misleading in any material respect, subject to such assumptions made in good faith and commercially prudent manner with respect to certain financial projections.  The representations and warranties contained in this Agreement and any other Transaction Documents, certificates and other documents made or delivered in connection herewith do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein or herein, in view of the circumstances under which they were made, not misleading.

4.29        Not Investment Company.  The Company is not an “investment company” as such term is defined under the United States Investment Company Act of 1940, as amended.  The Company is not a passive foreign investment company (“PFIC”) within the meaning of Section 1296 of the United States internal Revenue Code of 1986, as amended and will use all efforts to avoid becoming a PFIC.

4.30        Brokers and Finders.  Save as disclosed, none of the Warrantors has retained any investment banker, broker, or finder and there are no fees or charges due or payable to third parties (other than reasonable legal fees) in connection with the transactions contemplated by this Agreement.

4.31        No Registration Rights.  None of the Group Companies has granted any registration rights to any third party with respect to sales of any of its securities in the United States.

4.32        Insurance.  Each Group Company maintains insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.  Each Group Company has in full force and effect employees’ liability, third party risks and personal injury, products liability and errors and omissions insurance in amounts customary for companies similarly situated.

4.33        Prior Rights.  The Company has not granted any right to any holder of shares of the Company (other than the holder of any Subscription Shares) which is preferential in nature to the rights exercisable by holders of the Subscription Shares.

The Warrantors and the Company shall indemnify the Investor against any damages resulted from any breach of the provisions of this Section 4 if the aggregated amount of such damages is in excess of RMB1,200,000. For the avoidance of any doubt, the events disclosed in the Disclosure Letter shall not be treated as breach of this Section 4.

5.             Representations and Warranties of the Investor.

5.1          Investor’s Warranties.  As of the date hereof, the Investor represents and warrants to the Company as follows:

(a)           Authorization.  When executed and delivered by it, and assuming execution and delivery by the other parties thereto, each of the Transaction Documents will constitute legally valid and binding obligations of the Investor, enforceable in accordance with its terms.

(b)           Investment.  The Subscription Shares to be subscribed by it hereunder will be acquired for investment for its own account, and not with a view to the sale or distribution of any part thereof (other than in compliance with applicable securities law).  The Investor warrants the legal source of the US$18,000,000 is clean and lawful, which shall be free from any and all claims of any relevant competent authorities or third parties.

(c)           Domicile. The Investor: (1) is domiciled and has its principal place of business outside the United States; (2) certifies it is not a U.S. Person (a “Non-

U.S. Person”) as defined under Rule 902 of Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”) and is not a acquiring the Subscription Shares for the account or benefit of any U.S. Person; and (3) at the time of the Closing, the Non-U.S. Person or persons acting on the Non-U.S. Person’s behalf in connection therewith will be located outside the United States. The Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

5.2          The Investor’s Organization and Authority.  It (i) is an entity duly organized, validly existing, authorized to exercise all its powers, rights and privileges as an exempted company, and is in good standing under the laws of the stated jurisdiction of its establishment or organization, and (ii) has the power and authority to operate and carry on its business in accordance with its constitutional documents.

6.             Additional Covenants.

6.1          Resolutions, Contracts or Commitments.  Each of the Warrantors, severally and jointly, covenants with the Investor that, except as required by this Agreement, no resolution of the directors, owners, members, partners or shareholders of any Group Company shall be passed nor shall any contract or commitment whose value is more than RMB1,200,000 (other than commercial agreements entered into in the ordinary course of business) be entered into prior to Closing without the written consent of the Investor.

6.2          Notwithstanding anything to the contrary in this Agreement, except as otherwise permitted by this Agreement or with the written consent of the Investor, from the date hereof and at all times up to and including the Closing, the Company shall, and shall cause each other Group Company in respect of itself to comply with the following restrictions and requirements:

(a)           carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings with the Group Companies;

(b)           not to amend, alter or repeal, whether by merger, reclassification or otherwise any provision of its articles of incorporation and by-laws or equivalent constitutional documents;

(c)           not to increase, reduce, consolidate, sub-divide or cancel its authorized and issued share capital;

(d)           not to change its name or the name under which it carries on business;

(e)           not to change its jurisdiction of incorporation;

(f)            not to make any composition or arrangement with its creditors;

(g)           not to pass any resolution which would result in its winding up, liquidation or entering into administration or receivership;

(h)           not to change its nature or scope (including the geographical scope) of the business or commence or carry on any type of business not ancillary or deviating from the business; not to consolidate or merge with any other business, which is not part of its existing business of as at the date hereof;

(i)            except with the written consent from the Investor, not to offer, sell or issue, or enter into any agreement or issue any instrument providing for the offer, sale or issuance (contingent or otherwise) of, any shares or convertible securities, or any equity securities of any of the Group Companies, such consent shall not be unreasonably withheld;

(j)            not to make any investment or incur any commitment in excess of RMB1,200,000in related transactions other than in the ordinary course of business;

(k)           save as disclosed, not to sell, dispose of or transfer any of its assets, business or shares;

(l)            not to create any Encumbrance over the whole or any part of its undertaking, property or assets except for the purpose of securing its indebtedness to its bankers for sums borrowed in the ordinary and proper course of business;

(m)          not to enter into any contract or transaction other than in the ordinary course of business and on arm’s length terms; and

(n)           not to make any loan or advance (except to its wholly-owned subsidiary) or give any credit (except trade credit to customers in the ordinary course of business); not to give any guarantee or indemnity for or otherwise secure the liabilities or obligations of any Person (except in favor of its wholly-owned subsidiary in the ordinary course of business).

6.3          Subsequent Disclosure.  Subject to Section 6.4, if at any time before Closing, any party (the “Warranting Party”) comes to know of any fact or event which:

(a)           is in any way inconsistent with any of the representations and warranties given by the Warranting Party.

(b)           suggests that any fact warranted by the Warranting Party may not be as warranted or may be misleading, and/or

(c)           would be material to any decision by the Investor of whether or not to consummate the Pre-IPO Financing.

the Warranting Party shall give immediate written notice thereof to the other parties, in which event subject to Section 6.3, the Investor may terminate this Agreement without any penalty whatsoever, by delivering written notice of such termination, within fourteen (14) Business Days of receiving the Warranting Party’s notice under this Section.

6.4          Force Majeure.  No party shall be entitled to terminate this Agreement if any representation or warranty contained in Section 3 of this Agreement is or becomes untrue, incomplete or inaccurate as a consequence of any Force Majeure Event between the time of signing of this Agreement and Closing.  For purposes of this Agreement, “Force Majeure Event” shall mean acts of God, natural disasters, or acts of war.

7.             Confidentiality and Announcements.

7.1          Disclosure of Terms.  Each Party acknowledges that the terms and conditions (collectively, the “Financing Terms”) of the Transaction Documents, and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below.  The Investor agrees with the Company that it will keep confidential and will not disclose or divulge, any information which the Investor obtains from the Company, pursuant to financial statements, reports, presentations, correspondence, and any other materials provided by the Company to, or communications between the Company and, the Investor, or pursuant to information rights granted under the Shareholders’ Agreement or any other related documents, unless the information is known, or until the information becomes known, to the public through no fault of the Investor, or unless the Company gives its written consent to the Investor’s release of the information.

7.2          Permitted Disclosures.  Notwithstanding anything in the foregoing to the contrary.

(a)           the Company may disclose any of the Financing Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate non-disclosure obligations imposed by professional ethics, law or otherwise;

(b)           the Investor may disclose its own investment in the Company to third parties or to the public at its sole discretion, provided that any such information disclosed in a press release or other public announcement by the Investor may (after such disclosure) be disclosed by the other Parties to third parties;

(c)           the Investor shall have the right to disclose:

(i)            any information to such Investor’s and/or its Affiliate’s legal counsel, auditor, insurer, accountant, consultant or to an officer, director, shareholder, investment counsel or advisor, or employee of such Investor and/or its Affiliate; provided, however, that any counsel, auditor, insurer, accountant, consultant, officer, director, shareholder, investment counsel or advisor, or employee shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, law or otherwise;

(ii)           any information as required by law, government authorities, exchanges and/or regulatory bodies;

(iii)          any description of the Financing Terms and Investor with offering documents and the filing of the Transaction Documents to the government authorities in connection with the Company’s initial public offering; and

(iv)          any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company.

(d)           the confidentiality obligations set out in Section 7.1 do not apply to:

(i)            information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party or, after it was furnished to that Patty, entered the public domain otherwise than as a result of (i) a breach by that Party of this Section 7, or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

(ii)           information the disclosure of which is necessary in order to comply with any applicable law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(iii)          information disclosed by any director of the Company to its appointer or any of its Affiliate or otherwise in accordance with the foregoing provisions of this Section 7.2.

7.3          Legally Compelled Disclosure.  Unless the disclosure is specifically permitted under section 7.2 (c) (iii), in the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement or any Financing Terms in contravention of the provisions of this Section 7, such Party (the “Disclosing Party”) shall provide the other Parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate Party may seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy.  In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

7.4          Other Information.  The provisions of this Section 7 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the Parties hereto with respect to the transactions contemplated hereby.

8.             Conditions to Investor’s Obligations at the Closing.  The obligations of the Investor under Section 2 of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by the Investor,:

8.1          Representations and Warranties.  The representations and warranties of the Warrantors contained in this Agreement shall be true and accurate on and as of the Closing with the same effect as if made on and as of the Closing with reference to the facts and circumstances existing at the Closing.

8.2          Authorized Capital.  The Company shall have passed shareholder resolutions to increase its authorized share capital and to allot the Subscription Shares to the Investor.

8.3          Performance.  Each Group Company shall have performed or fulfilled all the terms, obligations, and conditions in this Agreement required to be performed or fulfilled by such entity before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the subscription of the Subscription Shares.

8.4          Corporate Authorisation.  The Board shall have approved this Agreement and the transactions contemplated hereunder in accordance with its constitutional documents.

8.5          Proceedings Satisfactory; Compliance Certificate.  All corporate and legal proceedings taken by each Group Company in connection with the transactions contemplated by this Agreement and all documents relating to these transactions shall be duly completed which are necessary to the signing and delivery hereof and the performance hereunder of the obligations of such Group Company.  No legal action shall be pending or shall have been threatened in writing which seeks to impose liability upon any of the Group Companies by reason of the consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is a party; the Company shall have delivered to the Investor subscribing the Subscription Shares hereunder a certificate dated as of the Closing, signed by the CEO of the Company, certifying that the conditions set forth in this Section 8 have been satisfied.

8.6          Shareholders’ Agreement.  The Existing Shareholders shall have delivered to the Investor the duly executed Shareholders’ Agreement.

8.7          Legal Opinions.  The Company shall have delivered to the Investor a legal opinion issued by its PRC counsel in agreed form annexed hereto as Exhibit C.

8.8          Exemption from Registration.  The offer and sale of the Shares hereunder shall be exempt from the registration or qualification requirements of all applicable securities laws and regulations.

8.9          Due Diligence.  A due diligence review of the Group Companies (including but not limited to legal, financial, management, technology, Intellectual Property, process licenses and government regulatory due diligence) shall have been completed which shall not discover any Material Adverse Event occurred prior to the Closing.

8.10        Material Adverse Event.  In respect of any Group Company, no Material Adverse Event shall, in the Investor’s opinion, have taken place at Closing.

8.11        Board Appointees.  The Company shall provide satisfactory evidence that one (1) representative proposed by the Investor has been duly appointed as a director of each of the Company and the PRC Holding Company.

8.12        Additional Documents.  The Company shall have delivered to the Investor at or before the Closing:

(a)           a copy of the register of members of the Company as at the date of the Closing, certified by the Chairman, Chief Executive Officer or President of the Company to be a true and complete copy thereof;

(b)           Good Standing Certificate.  The Company shall have delivered to the Investor at or before the Closing a good standing certificate with respect to the Company issued by the Registrar of Companies of the Cayman Islands, dated no earlier than five (5) Business Days before the Closing;

(c)           Share Charge.  The Company shall have delivered to the Investor at or before the Closing a duly executed, valid and enforceable share charge in connection with 100% equity interest in the PRC Holding Company in favour of YIN WEIMIN (holding of PRC identity card bearing number 410105197109 244339), in form and substance to the satisfaction of the Investor;

(d)           2009 Audited Financial Statements.  The company shall have delivered to the Investor at or before Closing the 2009 Audited Financial Statements prepared by its Auditors with no qualified opinion; and

(e)           Senior management Employment Contracts.  The company shall have delivered to the Investor at or before Closing, legally binding employment contracts entered into between certain key personnel and the relevant Group Companies (including employees who are deputy general manager or above), in form and substance to the satisfaction of the Investor.

(f)            Side Letter.  The Company shall provide a copy of the side letter substantially in the form annexed hereto as Exhibit B to the Investor.

9.             Conditions to Company’s Obligations at the Closing.  The obligations of the Company under Section 2 of this Agreement with respect to the Closing are subject to the fulfillment of each of the following conditions, any of which may be waived in writing by the Company:

9.1          The warranties given by the Investor at the Closing in which it is participating under Section 5 of this Agreement being true and correct when made and as of the Closing; and

9.2          The covenants and agreements contained in this Agreement to be complied with by the Investor with respect to the Closing in which it is participating having been complied with on or before the Closing.

9.3          Additional Documents.  Executed counterparts of the Shareholders’ Agreement shall have been delivered by the Investor.

10.          Long-Stop Date.

In the event that any condition to the Closing hereunder is not fulfilled or waived within sixty (60) days of the signing of this Agreement, this Agreement shall terminate.  Notwithstanding any termination of this Agreement and notwithstanding the non-consummation of any transaction contemplated under the Transaction Document, (i) the obligations of the parties specified in Section 7, Section 12.1, Section 12.2 and Section 12.5 shall continue unimpaired and in fall force and effect, and (ii) such termination shall not relieve any party from any liability hereunder for any misrepresentation or for the breach of any warranty, agreement or obligation hereunder.

11.          Post-Closing Covenants of the Warrantors.

11.1        Information Rights Relating to PFIC.  On or prior to a Qualified IPO, the Company will furnish to the Investor, upon request, as promptly as practicable, such information as the Investor shall request from time to time to determine whether any Group Company is a passive foreign investment company within the meaning of Section 1296 of the United States Internal Revenue Code of 1986, as amended.

11.2        Use of Proceeds.  The Company shall use the entire proceeds (less reasonable expenses agreed by the Investor) from the subscription of the Subscription Shares for the purposes of conducting its core business and payment of any expenses arising from or in connection with implementing the Qualified IPO.

11.3        Put Option.  The Warrantors shall use their best endeavours to consummate the Qualified IPO on or before 31 December 2010.  If for any reason the Company has not achieved a Qualified IPO within two (2) years after the Closing, then the Investor shall have an option (the “Put Option”), exercisable in its sole discretion, to require the Company to purchase all of Subscription Shares at a consideration which would constitute an Internal Rate of Return to the Investor of eighteen percent (18%).  If the Company fails to pay within thirty (30) days all amounts due pursuant to the exercise of the Put Option, upon the demand of the Investor, the Founder shall pay all such amounts which are then due and owing to the Investor.

11.4        Non competition.

(a)           For the purpose of assuring the Investor the full benefit of the Business and goodwill of the Group Companies, the Founder shall and shall cause the key employees, officers and consultants of any Group Company to enter into nondisclosure and non-competition agreements with the Company upon the written request from the Investor in form and substance to the satisfaction of the Investor.

(b)           The Founder will cause the key employees, officers and consultants of any Group Company specified by the Investor to enter into an assignment and confidentiality agreement in a form approved by the Investor in favor of the Company confirming, without limitation, that he shall keep confidential all business information, trade secrets, financial information and other confidential information of each Group Company and all Intellectual Property Rights in relation to any services he performs in connection with his employment by any Group Company shall be owned by such Group Company, and the Company shall promptly provide a copy of each such assignment and confidentiality agreement to the Investor.

11.5        Taxation Indemnity.  The Founder shall (in form and substance satisfactory to the Investor) indemnify the Investor and the Company against any depletion in or reduction in value of its assets or increase in its liabilities as a result of any claim of taxation made in respect of a transaction effected prior to the Closing.

11.6        Amendment to Articles.  The Founder shall not change, and shall not cause or permit any change in, the Articles of Association of the Company and the constitutional documents of each Group Company, except in accordance with the Shareholders’ Agreement.

11.7        Variation of Contractual Arrangements.  Each of the Warrantors represents, warrants and undertakes that the contractual arrangements as set out as Exhibit D to this Agreement has been and will be at all times valid and enforceable and such contractual arrangements shall not be supplemented, amended or terminated without the prior written consent of the Investor.

11.8        Non-disposal Undertaking.  The Founder undertakes to the Investor that he will not offer, pledge, charge, sell, contract to sell, grant or agree to grant any option, right or warrant to purchase or subscribe for, lend or otherwise transfer or dispose of, either directly or indirectly, any shares in MCIL prior to the Qualified IPO unless and until the Shares held by the Investor is less than one percent (1%) of the total number of outstanding Shares.

12.          Miscellaneous

12.1        Governing, Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region, excluding those laws that direct the application of the laws of another jurisdiction.

12.2        Dispute Resolution

(a)           Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation.  Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation.  If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

(b)           The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”).  There shall be three (3) arbitrators.  Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing which the Centre shall appoint the third arbitrator.

(c)           The arbitration proceedings shall be conducted in English.  The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the Centre at the time of the arbitration.

(d)           The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of Hong Kong and shall not apply any other substantive law.

(e)           Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(f)            The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(g)           Either party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

12.3        Counterparts and Facsimile Execution.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.

12.4        Headings.  The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

12.5        Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when printed confirmation sheet verifying successful transmission of the facsimile is generated by the sender’s machine, when sent by facsimile at the number set forth below (or hereafter amended by subsequent notice to the parties hereto); (c) five (5) Business Days after deposit in the mail as certified mail, receipt requested, postage prepaid and addressed to the other party as set forth below; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth below, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To:                          Any of the Warrantors

Tel. No.:

Fax No.:

Attention:

To:                          Investor

Tel. No.:

Fax No.:

Attention:

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 12.5 by giving the other parties written notice of the new address in the manner set forth above.

12.6        Amendment of this Agreement.  Any provision of this Agreement may be amended by a written instrument signed by the all the Parties hereto.

12.7        Dollar Amounts.  Unless otherwise specified, all dollar amounts in this Agreement are stated in, and shall be interpreted to be, dollars of the currency of the United States of America.

12.8        Entire Agreement; Successors and Assigns.  Except as specifically referenced in this Agreement, this Agreement, together with all Exhibits and Schedules to this Agreement, constitute the entire contract among the parties with respect to the subject matter of this Agreement.  Any prior or contemporaneous agreement, discussion, understanding, or correspondence among the parties (including any prior representations or warranties given by the parties) regarding the subscription of shares in the Company is superseded by this Agreement.  Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors, and assigns of the parties to this Agreement.

12.9        Survival of Warranties.  The representations, warranties, and covenants of the Warrantors contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing.

12.10      Further Assurances.  From and after the date of this Agreement, upon the request of the Investor, the Warrantors shall execute and deliver such instruments, documents or other writings as may be necessary or desirable to confirm and carry out and to effect fully the intent and purposes of this Agreement.

12.11      Fees and Expenses.  The Company agrees to pay the Investor up to US$50,000 to cover legal fees and due diligence expenses (the “Expenses”) actually incurred by the Investor, if the transactions contemplated hereby are consummated.

12.12      Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.13      Prior Agreements Superseded.  This Agreement supersedes all prior agreements by or among the Parties with respect to the subject-matter hereof (including in particular the subscription of the Subscription Shares and the terms thereof).  All such prior agreements shall lapse and terminate upon execution hereof.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Subscription Agreement as of the dale first above written.

LENTUO INTERNATIONAL INC.

By:	/s/ Hetong Guo
Name:
Title:

LENTUO HK LIMITED

By:	/s/ Hetong Guo
Name:
Title:

BEIJING AN HUI WAN XING TECHNOLOGY CO., LTD.

By:	/s/ Hetong Guo
Name:
Title:

BEIJING LENTUO ELECTRON MECHANICAL GROUP CO., LTD.

By:	/s/ Hetong Guo
Name:
Title:

GUO HETONG

/s/ Hetong Guo

MODERN CYBER INTERNATIONAL LIMITED

By:	/s/ Hetong Guo
Name:
Title:

By:	/s/ Jing Yang
Name:
Title:

By:	/s/ Hetong Guo
Name:
Title:

By:	/s/ Yanhong Qin
Name:
Title:

By:	/s/ Jing Yang
Name:
Title:

By:	/s/ Chuanxin Sun
Name:
Title:

By:	/s/ Yanlong Xu
Name:
Title:

By:	/s/ Chuanxin Sun
Name:
Title:

NEWMAN INVESTMENTS LIMITED

By:	/s/ Weimin Yin
Name:
Title:

[Subscription agreement signature page]

Schedule A

Shareholder	Shareholding before the Closing
Guo Hetong	75
Yang Jing	6
Hang Xueyuan	6
Geng Xiaoli	6
Sun Chuanxin	6
Yang Miusi	1

EXHIBIT A

Shareholders’ Agreement

EXHIBIT B

Side Letter

EXHIBIT C

Draft Legal Opinion

EXHIBIT D

Contractual Arrangements

EXHIBIT E

Senior Management

SUPPLEMENTARY AGREEMENT

TO

SBUSCRIPTION AGREEMENT

THIS SUPPLEMENTARY AGREEMENT TO SBUSCRIPTION AGREEMENT (this “Agreement”) is made as of October 28, 2010, by and among:

(1)           LENTUO INTERNATIONAL INC., a limited liability company incorporated under the laws of the Cayman Islands (the “Company”);

(2)           LENTUO HK LIMITED  a limited liability company incorporated under the laws of Hong Kong SAR (“Lentuo HK”);

(3)           MODERN CYBER INTERNATIONAL LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands (“MCIL”);

(4)           BEIJING AN HUI WAN XING TECHNOLOGY CO., LTD.  a wholly foreign-owned enterprise established by the Company under the laws of the People’s Republic of China (the “WFOE”);

(5)           BEIJING LENTUO ELECTRON MECHANICAL GROUP CO., LTD.  a limited liability company incorporated under the laws of the PRC (the “PRC Holding Company”);

(6)           BEIJING TUOZHAN INDUSTRIAL & TRADING DEVELOPMENT CO. LTD., a limited liability company incorporated under the laws of the PRC (“Beijing Tuozhan”);

(7)           BEIJING YUANTONGQIAO TOYOTA AUTOMOBILE TRADING CO., LTD., a limited liability company incorporated under the laws of the PRC (“Beijing Yuantongqiao”);

(8)           BEIJING LENTUO AUTOMOBILE LEASING CO., LTD., a limited liability company incorporated under the laws of the PRC (“Lentuo Automobile Leasing”);

(9)           BEIJING LENTUO CHENGXIN COMMERCIAL & TRADING CO., LTD., a limited liability company incorporated under the laws of the PRC (“Lentuo Chengxin”);

(10)         BEIJING AOTONG AUTOMOBILE TRADING CO., LTD., a limited liability company incorporated under the laws of the PRC (“Lentuo Aotong”);

(11)         BEIJING TUOJIACHENG COMMERCIAL & TRADING CO., LTD., a limited liability company incorporated under the laws of the PRC (“Beijing Tuojiacheng”);

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(12)         BEIJING TUOZHAN AUTOMOBILE REPAIR CO., LTD., a limited liability company incorporated under the laws of the PRC (“TUOZHAN AUTOMOBILE”);

(13)         NEWMAN INVESTMENTS LIMITED, a limited liability company incorporated under the laws of Samoa (the “Investor”); and

(14)         GUO HETONG PRC residents holding PRC Identity Card bearing number 132902195910305977, with his address being at Rm. 302, 3/F, Lentuo Building, 38 East Guangqu Road, Chaoyang District, Beijing; (the “Founder”),

(the foregoing parties, collectively the “Parties”, and each a “Party”).

(Beijing Tuozhan, Beijing Yuantongqiao, Lentuo Automobile Leasing, Lentuo Chengxin, Lentuo Aotong, Beijing Tuojiacheng, and Tuozhan Automobile collectively, the “PRC Operating Companies”, and each a “PRC Operating Company”)

(the foregoing parties, collectively the “Parties”, and each a “Party”).

Recitals

1.     The Company, Lentuo HK, MCIL, the WFOE, the PRC Holding Company, the Founder, the PRC Operating Companies, and the Investor entered into a Subscription Agreement dated as of February 2010 (the “Subscription Agreement”), pursuant to which, the Parties agree that the Investor would invest based on a post money valuation of seven (7) times of the 2009 Net Income (as defined in the Subscription Agreement) of the PRC Holding Company and the Company agrees to allot and issue to the Investor, and the Investor agrees to subscribe certain number of Shares; and

2.     Having agreed to amend relevant provisions in the Subscription Agreement and having reached agreement on such amendments, the Parties desire to enter into a written agreement to confirm such amendments.

NOW, THEREFORE, in consideration of the foregoing premises, the Parties agree as follows:

1.     The Parties agree that the definition of “Qualified IPO” in Article 1. Definitions in the Subscription Agreement shall be amended to the effect that the listing of the Listco on a foreign stock exchange resulting in the Listco having a market capitalization of not less than US$300 million shall be removed from the conditions for the determination of the Qualified IPO; and

2.     The Parties agree that this Agreement shall take effect as of the date of execution and shall constitute an integral part of the Subscription Agreement upon execution.  This Agreement shall be binding upon the Parties unless terminated in writing by the Parties.

[Remainder of this page intentionally left blank]

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[Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective representatives as of the date first above written.

Lentuo International Inc.

By:	/s/ Hetong Guo

Lentuo HK Limited

By:	/s/ Hetong Guo

Modern Cyber International Limited

By:	/s/ Hetong Guo

BEIJING AN HUI WAN XING TECHNOLOGY CO., LTD.

By:	/s/ Hetong Guo

BEIJING LENTUO ELECTRON MECHANICAL GROUP CO., LTD.

By:	/s/ Hetong Guo

BEIJING TUOZHAN INDUSTRIAL & TRADING DEVELOPMENT CO. LTD.

By:	/s/ Hetong Guo

BEIJING YUANTONGQIAO TOYOTA AUTOMOBILE TRADING CO., LTD.

By:	/s/ Chuanxin Sun

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BEIJING LENTUO AUTOMOBILE LEASING CO., LTD.

By:	/s/ Chuanxin Sun

BEIJING LENTUO CHENGXIN COMMERCIAL & TRADING CO., LTD.

By:	/s/ Min Xu

BEIJING AOTONG AUTOMOBILE TRADING CO., LTD.

By:	/s/ Jing Yang

BEIJING TUOJIACHENG COMMERCIAL & TRADING CO., LTD.

By:	/s/ Jing Yang

BEIJING TUOZHAN AUTOMOBILE REPAIR CO., LTD.

By:	/s/ Yanlong Xu

Newman Investments Limited

By:	/s/ Weimin Yin

GUO HETONG

By:	/s/ Hetong Guo

4